EXHIBIT 3.1
AMENDED AND RESTATED
ARTICLES OF INCORPORATION
OF
ASSISTED LIVING CONCEPTS, INC.
          The corporation was incorporated under the name “Assisted Living Concepts, Inc.” by the filing of its original Articles of Incorporation with the Secretary of State of Nevada on July 19, 1994. These Amended and Restated Articles of Incorporation were duly adopted in accordance with the provisions of Title 7, Chapter 78 of the Nevada Revised Statutes (collectively, the “Nevada Corporation Law” or “NCL”), Sections 390 and 403. The undersigned does hereby certify that the Amended and Restated Articles of Incorporation of the corporation are as follows:
ARTICLE I
NAME
     The name of the corporation is Assisted Living Concepts, Inc. (hereinafter, the “Corporation”).
ARTICLE II
REGISTERED OFFICE
          The address of the Corporation’s registered office in the State of Nevada is The Prentice-Hall Corporation System, Inc., 502 East John Street #E, Carson City, Nevada, 89706. The name of the registered agent at such address is The Prentice-Hall Corporation System, Inc. The Corporation may, from time to time, in the manner provided by law, change the resident agent and the registered office within the State of Nevada. The Corporation may also maintain an office or offices for the conduct of its business, either within or without the State of Nevada.
ARTICLE III
PURPOSE
          The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the NCL.

ARTICLE IV
EXISTENCE
          The Corporation shall have perpetual existence.
ARTICLE V
CAPITAL STOCK
          SECTION 5.01. Authorized Shares. (a) The total number of shares of all classes of stock that the Corporation shall have authority to issue is 500,000,000 shares consisting of:
     (i) 400,000,000 shares of Class A Common Stock, par value of $0.01 per share (the “Class A Stock”);
     (ii) 75,000,000 shares of Class B Common Stock, par value of $0.01 per share (the “Class B Stock” and, together with the Class A Stock, the “Common Stock”); and
     (iii) 25,000,000 shares of Preferred Stock, par value of $0.01 per share (the “Preferred Stock”).
          (b) Subject to Section 5.04(c) of this Article V and in addition to any authority granted to the board of directors of the Corporation (the “Board”) under the NCL (either acting alone or together with approval of the Company’s Stockholders), the number of authorized shares of any of the Class A Stock, the Class B Stock or the Preferred Stock may be increased or decreased (but not below the number of shares then outstanding), by the affirmative vote of the holders of a majority in voting power of the stock of the Corporation entitled to vote thereon, irrespective of the provisions of Section 390(2) of the NCL (or any successor provision thereto), and no vote of the holders of any of the Class A Stock, Class B Stock or the Preferred Stock voting separately as a class shall be required therefor. Upon these Amended and Restated Articles of Incorporation becoming effective pursuant to Section 403(5) of the NCL (the “Effective Time”), each share of the Corporation’s common stock, par value $0.01 per share (the “Old Common Stock”), issued and outstanding immediately prior to the Effective Time, shall be automatically reclassified as and converted into shares of Class A Stock and Class B Stock. The number of shares of Class A Stock resulting from such reclassification and conversion shall be equal to the number of shares of Extendicare Inc. Subordinate Voting Shares outstanding as of the Effective Time and the number of shares of Class B Stock resulting from such reclassification and conversion shall be equal to the number of shares of Extendicare Inc. Multiple Voting Shares outstanding as of the Effective Time. Any stock certificate that, immediately prior to the Effective Time, represented shares of Old Common Stock shall be canceled and, upon presentation to the Corporation, be replaced with new stock certificates (the denominations of which shall be determined in the Corporation’s sole discretion) representing the applicable number of shares of Class A Stock and Class B Stock.
          SECTION 5.02. Common Stock. (a) Except as otherwise provided in these Amended and Restated Articles of Incorporation, the Class A Stock and the Class B Stock shall have the same rights and privileges and shall rank equally and share ratably as to all matters.

          (b) Dividends and Distributions. (i) Subject to Section 5.02(b)(ii), and subject to the provisions of law and the terms of any outstanding Preferred Stock, dividends or other distributions with respect to the Class A Stock and the Class B Stock shall be made in an equal amount per share, at such times and in such amounts as may be determined by the Board and declared out of any funds lawfully available therefor, and shares of Preferred Stock of any series shall not be entitled to share therein except as otherwise expressly provided in the resolution or resolutions of the Board providing for the issue of such series. Dividends and other distributions with respect to the Class A Stock and the Class B Stock shall be payable only when, as and if declared by the Board.
     (ii) Subject to the provisions of law and the terms of any outstanding Preferred Stock, if at any time a dividend or other distribution with respect to the Class A Stock or Class B Stock is to be paid in shares of Class A Stock or Class B Stock or any other securities of the Corporation or any other corporation, limited liability company, limited or general partnership, joint venture, association, joint-stock company, trust or legal entity (a “Person”, which term includes the Corporation) (hereinafter sometimes called a “share distribution”), such share distribution shall be declared and paid only as follows:
     (A) in the case of a share distribution consisting of shares of Class A Stock or Class B Stock (or Convertible Securities that are convertible into, exchangeable for or evidence the right to purchase shares of Class A Stock), the share distribution shall consist of shares of Class A Stock (or Convertible Securities that are convertible into, exchangeable for or evidence the right to purchase shares of Class A Stock) with respect to shares of Class A Stock and, on an equal per share basis, shares of Class B Stock (or Convertible Securities that are convertible into, exchangeable for or evidence the right to purchase shares of Class B Stock) with respect to shares of Class B Stock;
     (B) subject to Section 5.02(f) of this Article V, in the case of a share distribution consisting of shares of any class or series of securities of the Corporation other than Class A Stock or Class B Stock (and other than Convertible Securities that are convertible into, exchangeable for or evidence the right to purchase shares of Class A Stock or Class B Stock) or of a Subsidiary of the Corporation, on the basis of a distribution of one class or series of securities with respect to shares of Class A Stock and another class or series of securities with respect to shares of Class B Stock, and the securities so distributed (and, if applicable, the securities into which the distributed securities are convertible, or for which they are exchangeable, or which the distributed securities evidence the right to purchase) shall differ with respect to, but solely with respect to, their relative voting rights and related differences in conversion and share distribution provisions, and all such differences shall be identical to the corresponding differences in voting rights, conversion and share distribution provisions between the Class A Stock and the Class B Stock, so as to preserve the relative voting rights of each Class as in effect immediately prior to such share distribution, and such distribution shall be made on an equal per share basis; and

     (C) subject to Section 5.02(f) of this Article V, in the case of a share distribution consisting of shares of any class or series of securities of any Person other than the Corporation or a Subsidiary of the Corporation, on the basis of a distribution of identical securities, on an equal per share basis, with respect to shares of Class A Stock and Class B Stock.
          As used herein, the term “Subsidiary” means, when used with respect to any Person, (i) a corporation in which such Person and/or one or more Subsidiaries of such Person, directly or indirectly, owns capital stock having a majority of the total voting power in the election of directors (“Voting Power”) of all outstanding shares of all classes and series of capital stock of such corporation entitled generally to vote in such election (“Voting Stock”) and (ii) any other Person (other than a corporation) in which such Person and/or one or more Subsidiaries of such Person, directly or indirectly, has (x) a majority ownership interest or (y) the power to elect or direct the election of a majority of the members of the governing body of such first-named Person.
          As used herein, the term “Convertible Securities” shall mean any securities of the Corporation (other than any class of Common Stock) that are convertible into, exchangeable for or evidence the right to purchase any class of Common Stock, whether upon conversion, exercise or exchange, pursuant to anti-dilution provisions of such securities or otherwise.
          (c) Subdivision or Combination. If the Corporation shall in any manner subdivide or combine the outstanding shares of Class A Stock or Class B Stock, the outstanding shares of the other class of Common Stock shall be proportionally subdivided or combined in the same manner and on the same basis as the outstanding shares of Class A Stock or Class B Stock, as the case may be, that have been subdivided or combined so as to preserve the relative aggregate Voting Power of the outstanding shares of each class and the relative proportion of the equity of the Corporation represented by the outstanding shares of each class and the conversion rights of the outstanding shares of each class, immediately prior to the transaction giving rise to an adjustment pursuant to this paragraph.
          (d) Liquidation, Dissolution, Winding Up. Upon the liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, subject to any preferential or other amounts to be distributed to the holders of the Preferred Stock and any other class or series of stock then outstanding, the holders of Class A Stock and Class B Stock shall be entitled to receive all the assets of the Corporation available for distribution to its stockholders ratably as a single class in proportion to the number of shares held by them.
          (e) Conversion. (i) Each share of Class B Stock may at any time be converted by the record holder thereof into 1.075 fully paid and nonassessable shares of Class A Stock. The conversion right set forth immediately above shall be exercised by the surrender of the certificate representing such share or shares of Class B Stock to be converted to the Corporation at any time during normal business hours at the principal executive offices of the Corporation, or if an agent for the registration of transfer of shares of Class B Stock is then duly appointed and acting (said agent being hereinafter called the “Transfer Agent”), then at the office of the Transfer Agent, accompanied by a written notice of the election by the record holder thereof to convert and (if so required by the Corporation or the Transfer Agent) by instruments of transfer, in form satisfactory to the Corporation and to the Transfer Agent, duly executed by such holder or such holder’s duly authorized attorney, and together with any necessary transfer tax stamps or funds therefor, if required. As promptly as practicable after the surrender for conversion of a certificate or certificates representing shares of Class B Stock in the manner provided above, the Corporation will deliver or cause to be delivered at the office of the Transfer Agent to or upon the written order of the holder thereof, a certificate or certificates representing the number of full shares of Class A Stock issuable upon such conversion, issued in such name or names as such holder may direct. Fractional shares of Class A Stock will not be issued upon such a conversion and the Corporation shall instead pay or cause to be paid to the record holder thereof cash in an amount equal to the fair value of such fractional shares, as determined by the Corporation in its sole discretion. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of the surrender of the certificates representing shares of Class B Stock, and all rights of the holder of such shares as such holder shall cease at such time and the person or persons in whose name or names the certificate or certificates representing the shares of Class A Stock are to be issued shall be treated for all purposes as having become the record holder or holders of such shares of Class A Stock at such time; provided, however, if any such surrender is made on any date when the stock transfer books of the Corporation shall be closed, the person or persons in whose name or names the certificate or certificates representing shares of Class A Stock are to be issued as the record holder or holders thereof shall be treated for all purposes as having become the record holder or holders of such shares immediately prior to the close of business on the next succeeding day on which such stock transfer books are open.
     (ii) Effective immediately upon any transfer of a share of Class B Stock, other than a Permitted Transfer (as defined in Section 5.02(g)(iii) below), such transferred share of Class B Stock shall automatically be converted into 1.075 shares of Class A Stock, without any further action on the part of the Corporation, the transferor, the transferee or any other person or entity, and, upon such transfer, the certificate formerly representing the shares of Class B Stock transferred shall, to the extent of such transfer, represent instead the product of the number of shares of Class A Stock it previously represented and 1.075, less any fractional share resulting therefrom, which shall be deemed cancelled.
     (iii) No retroactive adjustments in respect of dividends or other distributions shall be made upon the conversion of any share of Class B Stock; provided, however, that if a share shall be converted subsequent to the record date for the payment of a dividend or other distribution on shares of Class B Stock, but prior to such payment, the registered holder of such share at the close of business on such record date shall be entitled to receive the dividend or other distribution payable (based on the number of shares of Class B Stock owned) on such share upon the date set for payment of such dividend or other distribution notwithstanding the conversion thereof or the Corporation’s default in payment of the dividend or other distribution due on such date (provided, however, that if the applicable distribution is a share distribution then the type of security distributed in respect of such share shall be the type that would have been distributed had the conversion been made prior to such record date).

     (iv) The Corporation will at all times reserve and keep available, solely for the purpose of issuance upon conversion of the outstanding shares of Class B Stock, such number of shares of Class A Stock as shall be issuable upon the conversion of all such outstanding shares; provided, however, that nothing contained herein shall be construed to preclude the Corporation from satisfying its obligations in respect of the conversion of the outstanding shares of Class B Stock by delivery of purchased shares of Class A Stock which are held in the treasury of the Corporation. All shares of Class A Stock which shall be issued upon conversion of the shares of Class B Stock will, upon issue, be fully paid and nonassessable and not subject to any preemptive rights.
     (v) The issuance of certificates for shares of Class A Stock upon conversion of shares of Class B Stock shall be made without charge for any stamp or other similar tax in respect of such issuance. However, if any such certificate is to be issued in a name other than that of the holder of the share or shares of Class B Stock converted, the person or persons requesting the issuance thereof shall pay the amount of any tax which may be payable in respect of any transfer involved in such issuance or shall establish to the satisfaction of the Corporation that such tax has been paid.
     (vi) If the Corporation registers the transfer of shares of Class B Stock in a transaction that is not a Permitted Transfer and issued a new certificate representing such shares to any person or entity, such person or entity (or any successive transferee of such certificate) shall surrender such new certificate for cancellation, accompanied by the written notice of conversion required by Section 5.02(e)(i) above, in which case (A) such person, entity or transferee shall be deemed to have elected to treat the endorsement on (or instrument of transfer accompanying) the certificate so delivered by such former record holder as authorizing such person, entity or transferee on behalf of such former record holder to convert such shares and to give such notice, (B) the shares of Class B Stock registered in the name of such former record holder shall be deemed to have been surrendered for conversion for the purpose of the transfer to such person, entity or transferee of the shares of Class A Stock issuable upon conversion and (C) the appropriate entries shall be made on the books of the Corporation to reflect such actions.
     (vii) No one other than those holders in whose names shares of Class B Stock become registered on the original stock ledger of the Corporation by reason of their record ownership of Extendicare Inc. Multiple Voting Shares as of the Effective Time (such holders, the “Original Class B Holders”), or transferees or successive transferees who receive shares of Class B Stock in connection with a Permitted Transfer, shall, by virtue of the acquisition of a certificate for shares of Class B Stock, have the status of an owner or holder of shares of Class B Stock or be recognized as such by the Corporation or be otherwise entitled to enjoy for his or her own benefit the special rights and powers of a holder of shares of Class B Stock.
          (f) Equivalent Consideration. In the event of any merger, consolidation, share exchange, reclassification of the outstanding shares of Class A Stock or Class B Stock or other reorganization to which the Corporation is a party, in which the shares of Class A Stock or Class B Stock will be exchanged for or converted into, or will receive a distribution of, cash or other property or securities of the Corporation or any other Person, each share of Common

Stock shall be entitled to receive Equivalent Consideration (as defined herein) on a per share basis. As used herein, the term “Equivalent Consideration” shall mean consideration in the same form, in the same amount and, if applicable, with the same voting rights on a per share basis; provided, (i) that holders of Class B Stock will be entitled to receive consideration on a per share basis in excess of that received by holders of Class A Stock in an amount equal to the consideration received by holders of Class A Stock times 1.075 and (ii) that, in the event that securities of the Corporation (or any surviving entity or any direct or indirect parent of the surviving entity) are to be issued or paid with respect to shares of Class A Stock or Class B Stock in a Control Transaction, then such securities shall only be issued or paid on the basis of one class or series of securities with respect to shares of Class A Stock and another class or series of securities with respect to shares of Class B Stock, and such securities (and, if applicable, the securities into which such securities are convertible, or for which they are exchangeable, or which they evidence the right to purchase) shall differ with respect to, but solely with respect to, their relative voting rights and related differences in conversion and share distribution provisions, and all such differences shall be identical to the corresponding differences in voting rights, conversion and share distribution provisions in this Article V, between the Class A Stock and the Class B Stock, so as to preserve the relative voting rights of each Class as in effect immediately prior to such transaction. As used herein, the term “Control Transaction” shall mean any merger, consolidation, share exchange, reclassification or other reorganization to which the Corporation is a party in which the holders of Common Stock of the Corporation immediately prior to consummation of such transaction continue to hold at least a majority of the equity or Voting Power in the Corporation (or any surviving entity or any direct or indirect parent of the surviving entity) immediately after consummation of such transaction.
          (g) Transfer Restrictions. Shares of Common Stock may be Transferred only in accordance with the provisions of this Section 5.02(g).
     (i) Shares of Class A Stock may be Transferred by the record holder thereof to any other person or entity without any restriction imposed by these Amended and Restated Articles of Incorporation.
     (ii) Shares of Class B Stock may not be Transferred except in a Permitted Transfer. A holder of shares of Class B Stock or a Person that indirectly Beneficially Owns shares of Class B Stock that desires to Transfer any of such interest therein, in a transaction that is not a Permitted Transfer, must first convert such shares of Class B Stock into shares of Class A Stock pursuant to Section 5.02(e) above. In the event of a Transfer of Class B Stock in a transaction that is not a Permitted Transfer, such shares of Class B Stock shall be converted into 1.075 shares of Class A Stock, as provided by Section 5.02(e)(ii) above.
     (iii) Shares of Class B Stock may be Transferred without any restriction imposed by these Amended and Restated Articles of Incorporation (i) from Extendicare Health Services, Inc. to Extendicare Inc., (ii) from Extendicare Inc. to its shareholders pursuant to a Plan of Arrangement affecting Extendicare Inc. and its shareholders under the Canada Business Corporations Act, as approved by the Ontario Superior Court of Justice on October 24, 2006, and (iii) to an Eligible Transferee (each, a “Permitted Transfer”). For purposes of Sections 5.02(g)(ii) and (iii):

     (A) “Transfer” means a direct assignment, sale, transfer or divestiture (whether voluntary, conditional, contingent or otherwise) of Beneficial Ownership of shares of Class B Stock or the indirect assignment, sale, transfer or divestiture (whether voluntary, conditional, contingent or otherwise) of Beneficial Ownership of shares of Class B Stock in any manner including by way of a merger, consolidation, corporate reorganization, share exchange, recapitalization or issuance of shares or the transfer of securities of an entity that has a direct or indirect interest in the shares of Class B Stock which as a consequence thereof there has been a change of Beneficial Ownership in such shares. Transfer shall not mean the granting of any security interest in the shares of Class B Stock or the securities of an entity that directly or indirectly Beneficially Owns the shares of Class B Stock provided however any realization of such security interest shall be a Transfer unless such security interest is held by an Eligible Transferee. “Transferred” has the corresponding meaning.
     (B) “Eligible Transferee” means: (i) in the case of an individual, an individual who is a Family Member; (ii) in the case of a corporation, a corporation all of the shares of which are Beneficially Owned directly or indirectly by or for the benefit of Family Members; (iii) in the case of a trust, a trust in which all the beneficiaries are Family Members; (iv) in the case of a partnership, a partnership of which all the partners are Family Members; (v) a person which is a voting common equity security holder of an entity that Beneficially Owns shares of Class B Stock on the Effective Date in respect of the Transfer of shares of Class B Stock from such entity, or an entity which is wholly owned by the Beneficial Owner of shares of Class B Stock in respect of a Transfer from such owner to such entity provided in each case that there is no change of Beneficial Ownership of the shares of Class B Stock.
     (C) “Family Member” means the descendants and their spouses of one of the following clauses: (i) R.A. Jodrey or (ii) C.F.W. Burns or (iii) an individual who on the Effective Date is either a registered holder of shares of Class B Stock or a Beneficial Owner of shares of Class B Stock and in each case the executors, administrators, trustees or legal representatives of such individual’s estate. For greater certainty, a Family Member described in clauses (i), (ii) or (iii) of this clause (c) may only Transfer to another Family Member described in the same clause.
     (D) “Beneficial Ownership” has the meaning under Rule 13d-3 of the Securities Exchange Act of 1934 and “Beneficially Owned” or “Beneficially Owns” has a corresponding meaning.
     (E) “Effective Date” means the first date on which the shares of Class A Stock are listed on the New York Stock Exchange.
     (iv) Shares of Common Stock shall be transferred on the books of the Corporation and a new certificate therefor issued, upon presentation at the office of the

Secretary of the Corporation or the Transfer Agent (or at such additional place or places as may from time to time be designated by the Secretary or any Assistant Secretary of the Corporation) of the certificate for such shares, in proper form for transfer, and accompanied by all requisite stock transfer tax stamps and, with respect to a transfer of shares of Class B Stock, an affidavit setting forth sufficient facts to establish to the Corporation’s reasonable satisfaction that such transfer is a Permitted Transfer. Any such affidavit shall be executed by the record holder thereof (or, with respect to a Permitted Transfer described in Section 5.02(g)(iii), by such successor in interest), and verified as of a date not earlier than five days prior to the date of delivery thereof (where such record holder is a corporation, partnership, limited liability company or trust, such verification shall be by an officer of the corporation, a general partner of the partnership, a manager or officer of the limited liability company or a trustee of the trust, as the case may be).
     (v) Every certificate representing shares of Class B Stock shall bear a legend on the reverse thereof reading as follows:
“The shares of Class B Common Stock represented by this certificate may not be transferred to any person or entity in connection with a transaction that is not a “Permitted Transfer,” as such term is defined in Section 5.02(g) of ARTICLE V of the Amended and Restated Articles of Incorporation of this Corporation. No person or entity who receives such shares in connection with a transfer (other than such a “Permitted Transfer”) is entitled to own or to be registered as the record holder of such shares of Class B Common Stock, but the record holder of this certificate may at such time and in the manner set forth in Section 5.02(e)(i) of ARTICLE V of the Amended and Restated Articles of Incorporation convert such shares of Class B Common Stock into 1.075 shares of Class A Common Stock for purposes of effecting the sale or other disposition of such shares of Class A Common Stock to any person or entity. Each holder of this certificate, by accepting the same, accepts and agrees to all of the foregoing.”
     (vi) In the event that the Board of the Corporation (or any committee of the Board, or any officer of the Corporation, designated for the purpose by the Board) shall determine, upon the basis of facts not disclosed in any affidavit or other document accompanying the certificate for shares of Class B Stock when presented for transfer, that such shares of Class B Stock have been registered in violation of the provisions of this Section 5.02(g), or shall determine that a person or entity is enjoying for his, her or its own benefit the special rights and powers of shares of Class B Stock in violation of such provisions, then the Corporation shall take such action at law or in equity as is appropriate under the circumstances.
          (h) In connection with any conversion of shares of Class B Stock into shares of Class A Stock pursuant to Section 5.02(e) (whether optional or automatic), any transfer of shares of Common Stock pursuant to Section 5.02(g), or the making of any determination required by such Section 5.02(e) or Section 5.02(g):

     (i) the Corporation shall be under no obligation to make any investigation of facts unless an officer, employee or agent of the Corporation responsible for issuing shares of Class A Stock upon such conversion, for registering such transfer or for making such determination has substantial reason to believe, or unless the Board (or a committee of the Board designated for the purpose) determines that there is substantial reason to believe, that any affidavit or other document executed in connection therewith is incomplete or incorrect in any material respect or that an investigation into the facts relating thereto is otherwise warranted, in either of which events the Corporation shall make or cause to be made such investigation as it may deem necessary or desirable in the circumstances and have a reasonable time to complete such investigation; and
     (ii) to the fullest extent permitted by law, neither the Corporation, nor any director, officer, employee or agent of the Corporation shall be liable in any manner for any action taken or omitted to be taken.
          (i) The Class A Stock and the Class B Stock are subject to all the powers, rights, privileges, preferences and priorities of any series of Preferred Stock as shall be stated and expressed in any resolution or resolutions adopted by the Board, pursuant to authority expressly granted to and vested in it by the provisions of this Article V.
          SECTION 5.03. Preferred Stock. Subject to Section 5.04(c) of this Article V, the Board is hereby expressly authorized, by resolution or resolutions, to provide, out of the unissued shares of Preferred Stock, for series of Preferred Stock and, with respect to each such series, to fix the number of shares constituting such series and the designation of such series, the voting powers (if any) of the shares of such series, and the preferences and relative, participating, optional or other special rights, if any, and any qualifications, limitations or restrictions thereof, of the shares of such series. The powers, preferences and relative, participating, optional and other special rights of each series of Preferred Stock, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding.
          SECTION 5.04. Stockholder Voting. (a) Except as otherwise provided in these Amended and Restated Articles of Incorporation or required by law, with respect to all matters upon which stockholders are entitled to vote or to which stockholders are entitled to give consent, the holders of any outstanding shares of Class A Stock and the holders of any outstanding shares of Class B Stock shall vote together without regard to class, and every holder of the outstanding shares of Class A Stock shall be entitled to cast thereon one (1) vote in person or by proxy for each share of Class A Stock standing in such holder’s name and every holder of the outstanding shares of Class B Stock shall be entitled to cast thereon ten (10) votes in person or by proxy for each share of Class B Stock standing in such holder’s name.
          (b) In addition to any other vote required hereunder or by applicable law, the affirmative vote of the holders of a majority of the Voting Power of all outstanding shares of Class A Stock, voting separately as a class, shall be required for any amendment, alteration, change or repeal of Sections 5.02(a), (b), (c), (d), (e), (f) or (i) of Article V, other than any amendment to Section 5.02(f) that is approved by the requisite vote of the holders of Class B Stock and provides for holders of Class B Stock to be offered or paid securities in a Control

Transaction that either have lesser voting rights than the shares of Class B Stock or that do not differ in any respect from the securities to be offered or paid with respect to shares of Class A Stock and does not otherwise affect the consideration to be offered or paid with respect to shares of Class A Stock.
          (c) For so long as shares of Class B Stock are outstanding, and notwithstanding anything herein to the contrary, in addition to any other vote required hereunder or by applicable law, the affirmative vote of the holders of a majority of the Voting Power of all outstanding shares of Class B Stock, voting separately as a class, shall be required (i) for the authorization or issuance by the Corporation of shares of Class B Stock (other than pursuant to any dividend or other distribution payable in shares of Class B Stock pursuant to Section 5.02(b)(ii)(A) of this Article V) or the authorization or issuance by the Corporation of any securities convertible into or exchangeable for shares of Class B Stock, or options, warrants or other rights to acquire shares of Class B Stock or any securities convertible into or exchangeable for shares of Class B Stock, (ii) for the authorization or issuance by the Corporation of shares of any series or class of capital stock (other than Class A Stock or Class B Stock) having more than one vote per share or having any right to elect directors voting as a separate class or any class voting or consent rights, in each case other than as required by applicable law or the rules or regulations of any stock exchange upon which such series or class of capital stock is to be listed for trading (“Special Vote Stock”), or securities convertible into or exchangeable for shares of Special Vote Stock, or options, warrants or other rights to acquire shares of Special Vote Stock or any securities convertible into or exchangeable for shares of Special Vote Stock and (iii) for any amendment, alteration, change or repeal of any provision of these Amended and Restated Articles of Incorporation setting forth any of the rights, powers or preferences of the Class A Stock or Class B Stock (including Section 5.02 of this Article V).
ARTICLE VI
BOARD OF DIRECTORS
          SECTION 6.01. Board of Directors. The business and affairs of the Corporation shall be managed by or under the direction of the Board, the exact number of directors comprising the entire Board to be not less than 3 nor more than 17 (subject to any rights of the holders of Preferred Stock to elect additional directors under specified circumstances) as determined from time to time by resolution adopted by affirmative vote of a majority of the entire Board. As used in these Amended and Restated Articles of Incorporation, the term “entire Board” means the total number of directors that the Corporation would have if there were no vacancies or unfilled newly created directorships. Directors shall be elected at each annual meeting of stockholders, and each director elected shall hold office until such director’s successor has been elected and qualified, subject, however, to earlier death, resignation or removal from office. In the interim between elections of directors by stockholders entitled to vote, all vacancies (including vacancies caused by an increase in the number of directors or resulting from the removal of directors by the stockholders entitled to vote) shall be filled by the remaining directors, though less than a quorum.

          SECTION 6.02. Advance Notice of Nominations. Advance notice of nominations for the election of directors shall be given in the manner and to the extent provided in the Bylaws.
          SECTION 6.03. Limitation on Personal Liability. (a) The personal liability of the directors and officers of the Corporation is hereby eliminated to the fullest extent permitted by the NCL.
          (b) The Corporation shall, to the fullest extent permitted by the NCL, indemnify and hold harmless its directors, officers, employees and agents under said law from and against any and all of the expenses, liabilities or other matters referred to in or covered by said law, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any Bylaw, agreement, insurance, vote of stockholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such person.
ARTICLE VII
BYLAWS
          In furtherance and not in limitation of the powers conferred by law, the Board is expressly authorized and empowered to adopt, amend and repeal the Bylaws of the Corporation at any regular or special meeting of the Board or by written consent, subject to the power of the stockholders of the Corporation to adopt, amend or repeal any Bylaws. Notwithstanding any other provision of these Articles of Incorporation or any provision of law that might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of any series of Preferred Stock required by law, by these Articles of Incorporation or by a certificate of designations, the affirmative vote of the holders of a majority of the total voting power of the Voting Stock, voting together as a single class, shall be required for the stockholders of the Corporation (but, for clarity, such approval shall not be required with respect to alternatives, amendments or repeals by the Board) to alter, amend or repeal any provision of the Bylaws, or to adopt any new Bylaw; provided, however, that at least 80% of the total voting power of the Voting Stock, voting together as a single class, shall be required for the stockholders of the Corporation to alter, amend or repeal, or adopt any Bylaw inconsistent with, the following provisions of the Bylaws: Sections 2, 3, 4, 5, 6, and 7 of Article II; Sections 1, 2 and 5 of Article III; Article VIII and Section 1(b) of Article IX, or, in each case, any successor provision (including, without limitation, any such article or section as renumbered as a result of any amendment, alteration, change, repeal or adoption of any other Bylaw).
ARTICLE VIII
STOCKHOLDER MATTERS
          SECTION 8.01. Meetings of Stockholders. Meetings of stockholders may be held within or without the State of Nevada, as the Bylaws may provide. The books of the

Corporation may be kept (subject to any provision contained in the NCL) outside the State of Nevada at such place or places as may be designated from time to time by the Board or in the Bylaws of the Corporation.
          SECTION 8.02. Special Meetings. Special meetings of the stockholders, for any purpose or purposes, unless otherwise prescribed by statute, may be called only at the request in writing of a majority of the Board.
          SECTION 8.03. Action by Written Consent. Any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of such holders and may not be effected by any consent in writing by such holders, unless such consent is unanimous.
          SECTION 8.04. Advance Notice Requirements. Advance notice of any stockholder proposal for action to be taken at an annual or special meeting of stockholders shall be given in the manner and to the extent provided in the Bylaws.
ARTICLE IX
CERTAIN NEVADA LAW PROVISIONS
          SECTION 9.01. Business Combination Provisions. The Corporation hereby expressly elects not to be governed by Section 411 to Section 444 of the NCL (NRS 78.411 to 78.444), inclusive, or any successor provisions thereto.
          SECTION 9.02. Control Share Provisions. The provisions of Section 378 to 3793 of the NCL (NRS 78.378 to 78.3793), or any successor provisions thereto, shall not apply to the Corporation or to any acquisition of a controlling interest by any current or future holder of Common Stock or Preferred Stock of the Corporation.
ARTICLE X
AMENDMENTS
          The Corporation reserves the right to amend, alter, change or repeal any provision contained in these Articles of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.
          Notwithstanding any other provisions of these Amended and Restated Articles of Incorporation or the Bylaws of the Corporation (and notwithstanding the fact that some lesser percentage may be specified by law, these Amended and Restated Articles of Incorporation or the Bylaws of the Corporation), the affirmative vote of the holders of 80% or more of the Voting Power of the outstanding Voting Stock shall be required to amend, alter, change or repeal Section 6.02 of Article VI, Article VII, Article VIII or this Article X.

ARTICLE XI
CERTAIN PRE-SEPARATION AGREEMENTS
          No contract, agreement, arrangement or transaction (or any amendment, modification or termination thereof) entered into between the Corporation or any of its Subsidiaries, on the one hand, and Extendicare Inc. (or any successor thereto) or any of its Subsidiaries, on the other hand, before the Corporation ceased to be a Subsidiary of Extendicare Inc. or the subsequent performance thereof by the Corporation or any of its Subsidiaries shall be void or voidable or be considered unfair to the Corporation or any of its Subsidiaries for the reason that Extendicare Inc. (or any successor thereto) is a party thereto, or because any officer, director or employee of Extendicare Inc. (or any successor thereto) is a party thereto, or because any officer, director or employee of Extendicare Inc. (or any successor thereto) was present at or participated in any meeting of the Board, or committee thereof, of the Corporation, or the board of directors, or committee thereof, of a Subsidiary of the Corporation, that authorized the contract, agreement, arrangement or transaction (or any amendment, modification or termination thereof), or because his, her or their votes were counted for such purpose. No such contract, agreement, arrangement or transaction (or the amendment, modification or termination thereof) or the subsequent performance thereof by the Corporation or any of its Subsidiaries shall be considered to be contrary to any fiduciary duty owed to the Corporation or any Subsidiary of the Corporation or to any of their respective stockholders by Extendicare Inc. (or any successor thereto) or any of its Subsidiaries or by any of their officers, directors or employees (including any officer, director or employee of the Corporation who may have been an officer, director or employee of Extendicare Inc. or its Subsidiaries) and each such officer, director or employee shall be deemed to have acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation and its Subsidiaries, and shall be deemed not to have breached his or her duties of loyalty to the Corporation or its Subsidiaries and their respective stockholders, and not to have derived an improper personal benefit therefrom. No officer, director or employee of the Corporation or its Subsidiaries shall have or be under any fiduciary duty to the Corporation or its Subsidiaries or its stockholders to refrain from acting on behalf of any such Corporation or Subsidiary in respect of any such contract, agreement, arrangement or transaction (or the amendment, modification, or termination thereof) or to refrain from performing any such contract, agreement, arrangement or transaction (or the amendment, modification or termination thereof) in accordance with its terms.
          IN WITNESS WHEREOF, these Amended and Restated Articles of Incorporation have been executed by the President and Chief Operating Officer of the Corporation on this 31st day of October, 2006.

/s/ Laurie A. Bebo
Name:	Laurie A. Bebo
Title:	President and Chief Operating Officer

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